Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-130114 on Form S-11 of our report dated March 28, 2006 on the consolidated financial statements of Hines Real Estate Investment Trust, Inc. and subsidiaries as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and for the period from August 5, 2003 (date of inception) to December 31, 2003 and our report dated March 27, 2006 on the consolidated financial statements of Hines-Sumisei U.S. Core Office Fund, L.P. and subsidiaries as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004, appearing in the Prospectus, which is a part of this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
December 19, 2006